Exhibit 10.1

Execution Version

Membership Interest Purchase Agreement

Dated June 5, 2020

by and between

Bright Mountain Media, Inc.,
as Buyer

and

Centre Lane Credit Partners
Master Credit Fund II, L.P.,
as Member

Membership Interest Purchase Agreement

This Membership Interest Purchase Agreement (this “Agreement”) dated June 5, 2020, is made by and between Bright Mountain Media, Inc. (the “Buyer”), a corporation organized under the laws of the State of Florida, having an office for the transaction of business at 6400 Congress Avenue, Suite 2050, Boca Raton, FL 33487 and Centre Lane Partners Master Credit Fund II, L.P. (the “Member”), a limited partnership organized under the laws of the state of Delaware, having an office for the transaction of business at 60 East 42nd Street, Suite 1250, New York, NY 10165.

Whereas, the Member owns all of the issued and outstanding Membership Interests (as hereinafter defined) of CL Media Holdings LLC (the “Company”); and

Whereas, the Buyer desires to acquire from the Member, and the Member desires to sell to the Buyer, all of the Membership Interests in exchange for the Consideration Shares (as hereinafter defined), making the Company, upon the closing of the transaction herein contemplated, a wholly-owned subsidiary of Buyer, on the terms and conditions set forth below.

Now, Therefore, in consideration of the foregoing, and the mutual terms, covenants and conditions herein below set forth, the Parties agree, as follows:

1. DEFINITIONS AND INTERPRETATION.

1.1 In this Agreement:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Bad Actor Disqualifying Event” means disqualification described in Rule 506(d)(1)(i) to (viii) under the Securities Act, except for a Bad Actor Disqualifying Event contemplated by Rule 506(d)(2) or (d)(3) of the Securities Act.

“Balance Sheet Date” means April 30, 2020.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York or Boca Raton, Florida are authorized or required by Law to be closed for business.

“Business Debt” means (a) any indebtedness for borrowed money;(b) obligations for the deferred purchase price of property or services (c) other indebtedness that is evidenced by a note, bond, debenture or similar instrument; (d) obligations with respect to any letters of credit, bankers’ acceptances, surety bonds, interest rate swap agreements, foreign currency exchange contracts or other hedging agreements; (e) any guaranty of the type of obligations described in (a)-(d) above; and (f) all accrued or accrued and unpaid interest, fees, premiums, penalties and/or other amounts that would arise or become due in respect of any of the foregoing. For purposes of this Agreement, “Business Debt” shall not include trade payables incurred in the ordinary course of the Company’s business.

“Buyer Common Stock” means the common stock, $.001 par value per share, of Buyer.

“Closing” means the closing of the sale of the Membership Interests in accordance with the terms, and subject to the conditions, of this Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Consideration Shares” means two million five hundred thousand (2,500,000) shares of Buyer Common Stock.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other legally binding agreements, commitments and legally binding arrangements in writing.

“Company Financial Statements” means the financial statements for the Company for the year ended December 31, 2019 prepared in accordance with GAAP and provided prior to the date hereof by the Member to the Buyer.

“Company Intellectual Property” means Intellectual Property owned by the Company or any of its Subsidiaries.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order writ, judgment, injunction, decree, stipulation, determination or award entered into with any Governmental Entity.

2

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and original works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (i) all other intellectual or industrial property and proprietary rights.

“Law” means any local, state, federal or foreign statute, law, ordinance, regulation, rule, code, executive order, or any injunction, judgment, decree or order in which the party in question is a named party, in each case of any Governmental Entity.

“Liability” or “Liabilities” means any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any mortgage, lien, security interest, license, option, pledge or other similar encumbrance.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, Member or Buyer, as the case may be, or (b) the ability of any Party to consummate the transactions contemplated hereby on a timely basis.

“Membership Interests” means all of the issued and outstanding membership interests or any class or series of the Company.

“Parties” means collectively, the Buyer and the Member.

“Party” means the Buyer or the Member, individually.

3

“Permits” means any approvals, authorizations, registrations, consents, licenses, permits or certificates of a Governmental Entity.

“Person” means a natural person, company, limited liability company, corporation, partnership, association, trust or any unincorporated organization or other entity.

“Representative” means, with respect to any Person, any and all directors, officers, members, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Rule 144” means Rule 144 promulgated by the Commission under the Securities Act.

“SBA PPP Loan” means an unsecured loan incurred by the Company under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of membership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transaction Documents” means this Agreement and any other agreements, instruments and documents required to be delivered hereunder at the Closing.

1.2 Interpretation.

1.2.1 As used in this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words in the plural include the singular;

4

(b) reference to any Person includes such person’s successors and assigns, but only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c) reference to any gender includes the other gender;

(d) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” or “but not limited to” or words of similar import;

(e) reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition;

(f) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability, and reference to any particular provision of any law shall be interpreted to include any revision of or successor to that provision regardless of how numbered or classified;

(i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”; and

(j) the titles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement.

1.2.2 This Agreement was negotiated by the Parties with the benefit of legal representation, and no rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall apply to any construction or interpretation hereof. This Agreement shall be interpreted and construed to the maximum extent possible so as to uphold the enforceability of each of the terms and provisions hereof, it being understood and acknowledged that this Agreement was entered into by the Parties after substantial negotiations and with full awareness by the parties of the terms and provisions hereof and the consequences thereof.

5

1.2.3 Where a statement in this Agreement is qualified by the expression “to the best of Buyer’s knowledge,” “to the best of the Member’s knowledge,” “so far as Buyer is aware” or “so far as the Member is aware” or any similar expression shall be deemed to include Buyer’s or the Member’s actual knowledge of Quinn Morgan, with respect to the Member or W. Kip Speyer, with respect to the Buyer, as applicable, in each case after due inquiry. A Person shall be deemed to have actual knowledge of all information of which such Person has received written notice.

2. Acquisition of the Company by Buyer; Closing.

2.1 Sale of the Membership Interests. Effective upon delivery of those closing deliverables identified in Section 7 hereof, the Member shall sell, transfer and assign all of the Membership Interests to Buyer, and Buyer shall issue to the Member a certificate representing the Consideration Shares, which Consideration Shares shall be exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of that act and shall be “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act.

2.2 Closing. The Closing shall take place by electronic means on the date hereof, or at such other place and at such other time as the Parties may agree in writing.

2.3 Deemed Effective Date. The Member and the Buyer agree that, as between the parties, the sale of the Membership Interests shall be deemed to have occurred as of June 1, 2020, but no (i) adjustment to the consideration paid by the Buyer or (ii) economic effect on or with respect to the transactions contemplated hereby shall be made or incurred as a result of such deemed effective date.

3. Representations and Warranties of the Member as to Itself.

The Member hereby warrants and represents to Buyer, as of the date of this Agreement, as follows:

3.1 Power and Authority. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by the Member prior to or at the Closing, the performance of the Member’s obligations hereunder and thereunder and the consummation by the Member of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Member, and no other proceedings on the part of the Member are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by the Member, and, assuming this Agreement has been duly executed by the Buyer, this Agreement constitutes a valid and binding agreement of the Member, enforceable against the Member in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.2 Ownership of Membership Interests. The Member is the sole record and beneficial owner of the Membership Interests, all of which Membership Interests are owned free and clear of all Liens, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating the Member to sell or transfer to any third person any of the Membership Interests owned by the Member, or any interest therein. The Member has full power and authority to exchange, transfer and deliver to Buyer the Membership Interests.

6

3.3 Consents and Approvals. The execution and performance of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (a) conflict with or violate any statute, ordinance, rule, regulation, judgment, order, writ, injunction, decree or law applicable to the Member, or (b) by which either the Member or its properties or assets may be bound or affected, or result in a violation or breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, any contract, agreement or arrangement to which the Member is a party, or the creation of Liens on any of the properties or assets of the Member. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by the Member in connection with the execution of this Agreement by the Member or the consummation by it of the transactions contemplated hereby.

3.4 Investment Representations. The Member is acquiring the shares of Buyer Common Stock for its own account with the present intention of holding such securities for purposes of investment, and it has no intention of distributing such shares of Buyer Common Stock, or selling, transferring or otherwise disposing of such shares of Buyer Common Stock in a public distribution, in any of such instances, in violation of the federal securities laws of the United States of America. The Member understands that (a) the shares of Buyer Common Stock will be “restricted securities,” as defined in Rule 144 promulgated under the Securities Act; (b) such shares of Buyer Common Stock will not be registered under the Securities Act, will be subject to restrictions on transfer and will be issued in reliance on exemptions for private offerings contained in Section 4(a)(2) of the Securities Act; (c) the Buyer has no obligation to so register the shares of Buyer Common Stock for resale; and (d) the shares of Buyer Common Stock may not be distributed, re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act at such time as the shares of Buyer Common Stock become eligible for resale by the Member. The Member acknowledges that upon any future distribution by it of the shares of Buyer Common Stock to any other third party, as a condition precedent to such distribution, the receiving party(ies) will be required to execute agreement(s) for the benefit of Buyer in a form and substance satisfactory to it acknowledging and consenting to the foregoing investment representations and the restrictions on transfer. The certificate evidencing the shares of Buyer Common Stock shall contain the following legend:

“The shares of common stock evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”). Such shares may not be sold, transferred, pledged, hypothecated or otherwise disposed of unless they have been so registered or Bright Mountain Media, Inc. shall have received an opinion of counsel satisfactory to it to the effect that registration thereof for purposes of transfer is not required under the Act or the securities laws of any state.”

7

3.5 Information on Buyer. The Member has been provided access via the Commission’s public website at www.sec.gov/EDGAR with access to copies of Buyer’s Annual Report on Form 10-K for the period ended December 31, 2019 and its other filings with the Commission, and represents and warrants that it has read and reviewed these reports, together with Buyer’s other filings with the Commission. The Member is a sophisticated investor who has such knowledge and experience in financial, tax and other business matters as to enable it to evaluate the merits and risks of, and to make an informed investment decision with respect to, the shares of Buyer Common Stock and this Agreement. The Member, either alone or together with its advisors, has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable it to utilize the information made available to it in connection with the transactions contemplated hereby, to evaluate the merits and risks of an investment in the shares of Buyer Common Stock and to make an informed investment decision with respect thereto. The Member understands that its acquisition of the shares of Buyer Common Stock is a speculative investment, and the Member represents that it is able to bear the risk of such investment for an indefinite period, and can afford a complete loss thereof.

3.6 Bad Actor Disqualifying Event. The Member is not subject to any Bad Actor Disqualifying Event.

4. Representations and Warranties of the Member with Respect to the Company.

The Member hereby warrants and represents to Buyer with respect to the Company, as of the date of this Agreement, as follows:

4.1 Organization and Good Standing. The Company is a limited liability company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization, with full limited liability company power and authority to own, lease and operate its business and properties and to carry on business in the places and in the manner as presently conducted or proposed to be conducted and is in good standing as a foreign organization in each jurisdiction in which the properties owned, leased or operated, or where its business is conducted that requires such qualification except where the failure to so qualify would not have a Material Adverse Effect.

4.2 Company Financial Statements. The Company Financial Statements present fairly in all material respects the financial position and results of operations of the Company as at the dates and for the periods indicated therein. The Company Financial Statements are based on the books and records of the Company. The Company has no Liabilities (i) of the nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) that GAAP would require to be set forth in the balance sheet as of the Balance Sheet Date included in the Company Financial Statements which are not set forth therein or (ii) other than Liabilities in the ordinary course of the Company’s business consistent with past practice since the Balance Sheet Date.

4.3 Assets. The Company has good and marketable title, free and clear of all Liens to all of the properties and assets, real and personal, tangible or intangible, which are reflected at the Balance Sheet Date included in the Company Financial Statements (the “Assets”), except for such imperfections of title, easements and encumbrances, if any, as do not materially interfere with the use of such property as such property is used and which would not have a Material Adverse Effect on the Company and except for Liens arising in connection with that certain Senior Secured Credit Agreement dated as of January 31, 2019 among the Company, the Lenders party thereto and the Member, as Administrative and Collateral Agent (the “Senior Facility”) and “Permitted Liens” (as such term is defined in the Senior Facility). Certain of the Assets were acquired by the Company pursuant to a valid strict foreclosure action under Article 9 of the Uniform Commercial Code.

8

4.4 Subsidiaries. The Company does not own, nor have any interest in any shares or have an ownership interest in any other Person, except Wild Sky Media Co., Ltd. (f/k/a RockYou (Thailand) Co., Ltd.).

4.5 No Conflicts; Consents. The execution, delivery and performance by Member of this Agreement and the ancillary documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject, or any Permit affecting the properties, assets or business of the Company, except where any of the foregoing would not have a Material Adverse Effect on the Company’s business. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the ancillary documents and the consummation of the transactions contemplated hereby and thereby, except where failure to comply with any of the foregoing requirements would not have a Material Adverse Effect on the Company’s business.

4.6 Material Contracts.

4.6.1 Schedule 4.6 lists each of the following Contracts of the Company (“Material Contracts”):

(a) each Contract of the Company involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 60 days’ notice;

(b) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, or other Liability of any Person;

(c) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party and which provides for payments in excess of $100,000; and

(d) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 60 days’ notice.

9

4.6.2 Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Member’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

4.7 Intellectual Property.

4.7.1 Schedule 4.7.1 contains a correct, current, and complete list of: (i) all Intellectual Property applications and registrations owned by the Company (the “Company IP Registrations”), specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the, registration, or application serial number; the issue, registration, or filing date; and the current status and (ii) all material unregistered Trademarks included in the Company Intellectual Property; and (iii) all proprietary Software of the Company.

4.7.2 Schedule 4.7.2 contains a correct, current and complete list of all material Contracts for the license, transfer, or sale of technology or other Intellectual Property rights to or from the Company (other than licenses of non-customized, off-the-shelf, commercially-available software) (the “Company IP Agreements”), specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property in each case identifying the Intellectual Property covered by such Company IP Agreement. Member has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all material Company IP Agreements, including all material modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect, except as would not have a Material Adverse Effect on the Company’s business. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement, except as would not have a Material Adverse Effect on the Company’s business.

4.7.3 The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted and as proposed to be conducted, in each case, free and clear of all Liens, except as would not have a Material Adverse Effect on the Company’s business.

10

4.7.4 All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the material Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property.

4.8 Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

4.9 Insurance. Schedule 4.9 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees, officers and managers of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.

4.10 Legal Proceedings; Governmental Orders. Except as set forth on Schedule 4.10, there are no Actions pending or, to Member’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Member or any Affiliate thereof and relating to the Company); (b) against or by the Company, Member or any Affiliate of Member that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; or (c) there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

4.11 Compliance With Laws; Permits. The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets. All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect, except as would not have a Material Adverse Effect on the Company’s business. Schedule 4.11 lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth on Schedule 4.11.

4.12 Business Debt. The Company has no Business Debt other than the Senior Facility and the SBA PPP Loan. As a result of the transactions contemplated among the Parties at Closing, the aggregate amount outstanding under the Senior Facility will be not greater than $16,416,905.

11

4.13 Taxes. At all times since its formation, the Company has been classified for U.S. federal income tax purposes as a disregarded entity and is so classified for U.S. federal income tax purposes at the time of the Closing. The Company has withheld and paid each Tax required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, or otherwise, and has complied with all information reporting and backup withholding provisions of applicable Law.

4.14 Accounts Receivable/ Lien. Following satisfaction of the Company’s obligations to Fast Pay Partners LLC and FPP Sandbox LLC (collectively, “Fast Pay”) at Closing, all of the accounts receivable shown on the Company Financial Statements will be free and clear of all Liens and encumbrances.

4.15 Employment Matters. Schedule 4.15 contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such employee the following: (i) title or position (including whether full-time or part-time); (ii) current annual base compensation rate or contract fee and (iii) commission, bonus or other incentive-based compensation (if applicable) as of the date hereof. Except as set forth in Section 4.15 of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.

4.16 Employee Benefit Matters. Schedule 4.16 contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 4.16, each, a “Benefit Plan”). The Company has separately identified in Schedule 4.16 each Benefit Plan that contains a change in control provision.

4.17 Closing Cash. At Closing, the Company will retain cash in an amount not less than $1,467,921.17, which includes $1,377,110.00 received under an SBA PPP Loan.

12

4.18 Bad Actor Disqualifying Event. To the best of the Member’s knowledge, the Company is not subject to any Bad Actor Disqualifying Event.

5. Representations and Warranties of Buyer.

The Buyer hereby makes the following representations and warranties to the Member as of the date hereof:

5.1 Organization and Good Standing. The Buyer is an entity duly incorporated, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. The Buyer is in good standing as a foreign entity in each jurisdiction in which the properties owned, leased or operated, or where the business is conducted by it requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on its business, taken as a whole, or consummation of the transactions contemplated hereby.

5.2 Authority and Enforcement. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. The Buyer has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

5.3 No Conflicts or Defaults. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby do not and shall not (a) contravene its articles of incorporation or bylaws, or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a material breach of, or a material default or loss of rights under, any covenant, agreement, mortgage, indenture, lease, instrument, Permit or license to which it is a party or by which it is bound, or any judgment, order or decree, or any law, rule or regulation to which it is subject, (ii) result in the creation of, or give any party the right to create, any Lien upon any assets or properties of the Buyer, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment relating to which the Buyer is a party, or (iv) result in a Material Adverse Effect.

5.4 Shares of Buyer Common Stock. The shares of Buyer Common Stock have been duly authorized, and upon issuance pursuant to the provisions hereof, will be validly issued, fully paid and non-assessable.

5.5 Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Buyer, threatened against it which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Buyer, threatened against or involving the Buyer or any of its properties or assets, which if adversely determined would result in a Material Adverse Effect. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or Governmental Entity against the Buyer or affecting its assets, which if adversely determined would result in a Material Adverse Effect.

13

5.6 SEC Reports. The Buyer files annual, quarterly and current reports with the Commission, pursuant to Section 12(g) of the Exchange Act. The Buyer has filed all reports required to be filed by it under the Exchange Act since March 31, 2013 (the “SEC Reports”). The SEC Reports do not misrepresent a material fact, do not omit to state a material fact and do not omit any fact necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

5.7 Disclosure. The representations, warranties and acknowledgments of the Buyer set forth herein are true, complete and accurate in all material respects and do not omit any fact necessary to make such representations, warranties and acknowledgments not misleading.

6. Covenants; Additional Agreements.

6.1 Confidentiality. From and after the Closing, each Party shall, and shall cause its Affiliates to, hold, and shall use its or their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the other Party and the transactions contemplated hereby, except to the extent that such Party can show that such information (a) is generally available to and known by the public through no fault of such Party, any of its or their Affiliates or their respective Representatives; or (b) is lawfully acquired by such Party, any of its or their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Party or any of its or their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Party, as applicable, shall promptly notify the other Party in writing and shall disclose only that portion of such information which such Party is advised by its counsel in writing is legally required to be disclosed, provided that such Party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.2 Taxes. The Parties agree that the transactions contemplated by this Agreement will be treated for U.S. federal income tax purposes and applicable state income tax purposes as a taxable sale by the Member and a purchase by the Buyer of the assets of the Company. The Buyer and Seller shall each (a) be one -half responsible for any and all liabilities for any sales, use, stamp, value added, documentary, filing, recording, transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Governmental Entity in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (b) timely file or caused to be filed all necessary documents (including any return, declaration, report, or information return or statement) with respect to Transfer Taxes.

14

6.3 Further Assurances. If, at any time after the Closing, the Parties or any Party shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the transactions contemplated hereby, including for the avoidance of doubt, but not limited to, in respect of RockYou (Thailand) Co., Ltd, in accordance with the terms of this Agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the Parties hereto, the Parties agree that their proper Representatives shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper Representatives of the Parties are fully authorized to take any and all such action.

6.4 Press Releases and Communications. Unless otherwise required by Law, no press release or public announcement related to this Agreement or the transactions contemplated herein, shall be issued or made by any Party hereto without the prior written approval of the other Party which consent shall not be unreasonably withheld. Neither Party shall have any communications with any third party related to this Agreement or the transactions contemplated herein, other than its Representatives, without the prior written consent of the other Party.

7. Documents to Be Delivered at Closing.

7.1 Documents to Be Delivered by the Member. Contemporaneously herewith, the Member shall deliver to Buyer the following:

7.1.1 a certificate, dated within five (5) Business Days of the Closing, from the Secretary of State of the State of Delaware, certifying that the Company is in good standing in Delaware;

7.1.2 an assignment of the Membership Interests to Buyer in the form of Exhibit A hereto (the “Assignment Agreement”), duly executed by the Member;

7.1.3 evidence satisfactory to the Buyer in its sole discretion that (i) all obligations of the Company to Fast Pay shall have been satisfied in full, and (ii) all security interests in the Company’s assets other than those arising in connection with the Senior Facility and “Permitted Liens” (as such term is defined in the Senior Facility) shall have been released; and

7.1.4 such other customary instruments of transfer, assumption, filings or other documents, in form and substance satisfactory to Buyer, as may be required to give effect to this Agreement.

7.2 Documents to Be Delivered by Buyer. Contemporaneously herewith, the Buyer shall deliver to the Member the following:

7.3 a certificate representing the Consideration Shares;

7.4 the Assignment Agreement, duly executed by the Buyer; and

15

7.5 such other customary instruments of transfer, assumption, filings or other documents, in form and substance satisfactory to Buyer, as may be required to give effect to this Agreement,

8. Indemnification

8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until March 31, 2021. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

8.2 Indemnification By Member. Subject to the other terms and conditions of this Section 8, Member shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

8.2.1 any inaccuracy in or breach of any of the representations or warranties of Member contained in this Agreement or in any certificate or instrument delivered by or on behalf of Member pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date) and Losses associated with the Chapter 7 proceeding of RockYou, Inc. (Case No. 19−10453−scc) brought in the Bankruptcy Court for the Southern District of New York;

8.2.2 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Member pursuant to this Agreement.

8.3 Indemnification By Buyer. Subject to the other terms and conditions of this Section 8, Buyer shall indemnify and defend each of Member and its Affiliates and their respective Representatives (collectively, the “Member Indemnitees”) against, and shall hold each of them harmless from, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Member Indemnitees based upon, arising out of, with respect to or by reason of:

8.3.1 any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

16

8.3.2 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

8.4 Certain Limitations. The indemnification provided for in Section 8.2 and 8.3 shall be subject to the following limitations:

8.4.1 Member shall not be liable to the Buyer Indemnitees for indemnification under Section 8.2.1 until the aggregate amount of all Losses in respect of indemnification under such Section 8.2.1 exceeds $80,000 (the “Basket”), in which event Member shall be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which Member shall be liable pursuant to Section 8.2. shall be computed in accordance with Section 8.6.2. The limitation on indemnification set forth in this Section 8.4.1 shall not apply to a breach of the Member’s representations contained in Section 4.17 and any Losses in respect of a breach of such Section 4.17 shall not be counted against the Basket.

8.4.2 Buyer shall not be liable to the Member Indemnitees for indemnification under Section 8.3.1 until the aggregate amount of all Losses in respect of indemnification under such Section 8.3.1 exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.3. shall be computed in accordance with Section 8.6.2.

8.4.3 Buyer acknowledges that it has had the opportunity to conduct due diligence and investigate the Company, and Buyer has no knowledge that any of the Member’s representations and warranties contained in Section 4 are not true and correct.

8.5 Indemnification Procedures. The party making a claim under this Section 8 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Section 8 is referred to as the “Indemnifying Party.”

8.5.1 Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 15 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Member, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5.2, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5.2, pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Member and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.1) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

17

8.5.2 Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5.2. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5.1, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

8.5.3 Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 15 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.6 Payments.

8.6.1 Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 8 the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication.

8.6.2 Any Losses payable to a Buyer Indemnitee pursuant to this Section 8 shall be satisfied by a turnover of that number of shares of the Consideration Shares equal to the amount of the Loss divided by $1.49, being the value of the Consideration Shares as of the Closing (the “Closing Date Share Value”). For the avoidance of doubt, Member’s obligation to indemnify any and all Buyer Indemnitees shall be solely limited to the delivery of stock certificates representing a number of shares of Buyer’s Common Stock, such number of shares of Buyer’s Common Stock computed in accordance with this Section 8.6.2. and never greater than 2,500,000 shares. Any Losses payable to a Member Indemnitee pursuant to this Section 8 shall be satisfied by turnover of additional shares of Buyer’s Common Stock valued at the Closing Date Share Value. Buyer’s obligation to indemnify any and all Member Indemnitees shall be solely limited to the delivery of stock certificates representing a number of shares of Buyer’s Common Stock, such number of shares of Buyer’s Common Stock computed in accordance with this Section 8.6.2. and never greater than 2,500,000 shares.

18

8.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the purchase price hereunder for Tax purposes, unless otherwise required by Law.

8.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.1.1 or Section 7.1.2, as the case may be.

8.9 Exclusive Remedies. Subject to Section 9.10, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 8, including, but not limited to the limitations on liability contained in Section 8.4. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 8. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct. No Party shall be entitled to indemnification for lost income, revenues or profits, multiples of earnings damages, diminution in value, punitive damages, incidental damages, consequential damages, exemplary damages, special damages, indirect damages or similar damages.

9. Miscellaneous.

9.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, provided that costs and expenses borne by the Member up to a maximum amount of $500,000 shall be added to the principal balance of the Senior Facility.

19

9.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a .PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.2):

If to the Member:	Centre Lane Partners
One Grand Central Place
60 East 42nd Street
Suite 1250
New York, NY 10165
E-mail: qmorgan@centrelanepartners.com
Attention: Quinn Morgan

with a copy to:	Chapman and Cutler LLP
1270 Avenue of the Americas
New York, NY 10020
Attention: Larry G. Halperin
E-mail: halperin@chapman.com

If to Buyer:	6400 Congress Avenue, Suite 2050
Boca Raton, FL 33431
Attention: W. Kip Speyer, Chief Executive Officer
E-mail: kip@brightmountainmedia.com

with a copy to:	Dickinson Wright PLLC
350 E. Las Olas Blvd Ste. 1750, Ft Lauderdale, FL 33301
Attention: Joel D Mayersohn
E-mail: jmayersohn@dickinsonwright.com

9.3 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

9.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

20

9.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.6 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Schedules, the statements in the body of this Agreement will control.

9.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

9.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

9.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

21

9.12 Jurisdiction and Governing Law. This Agreement shall be governed and construed under and in accordance with the laws of the State of New York. Each of the Parties hereto expressly and irrevocably: (1) agree that any legal suit, action or proceeding arising out of or relating to this Agreement will be instituted exclusively in the United States District Court for the Southern District of New York; (2) waive any objection they may have now or hereafter to the venue of any such suit, action or proceeding; and (3) consent to the in personam jurisdiction of the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Parties hereto further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the United States District Court for the Southern District of New York and agree that service of process upon it mailed by certified mail to its address will be deemed in every respect effective service of process upon it, in any such suit, action or proceeding. Any legal suit, action or proceeding arising out of or based upon this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America located in New York, New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Each Party acknowledges and agrees that any controversy which may arise under this Agreement or the other Transaction Documents is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby. Each Party to this Agreement certifies and acknowledges that (a) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.12.

Bright Mountain Media, Inc.

By:	/s/ W. Kip Speyer
Name:	W. Kip Speyer
Title:	Chief Executive Officer

Centre Lane Credit Partners Master Credit Fund II, L.P.

By:	/s/ Quinn Morgan
Name:	Quinn Morgan
Title:	Authorized Signatory

22

Exhibit A

Assignment Agreement

Exhibit A-1

ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS

THIS ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS (this “Agreement”) is entered into as of June 5, 2020, by and between Centre Lane Partners Master Credit Fund II, L.P., a Delaware limited partnership (“Assignor”), and Bright Mountain Media, Inc., a Florida corporation (“Assignee”).

WHEREAS, Assignor is the sole member of, and is the record and beneficial owner of all of the membership interests in, CL Media Holdings LLC, a Delaware limited liability company (the “Company”);

WHEREAS, Assignor and Assignee are parties to that certain Membership Interest Purchase Agreement dated as the date hereof (the “Purchase Agreement”); and

WHEREAS, pursuant to the terms of the Purchase Agreement, Assignor desires to assign and transfer to Assignee its one hundred percent (100%) membership interest in the Company (collectively, the “Assigned Interest”).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth in this Agreement and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms. Capitalized terms used herein, but not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Assignment. Assignor hereby assigns and transfers to Assignee all of Assignor’s right, title and interest in and to the Assigned Interest, including all voting, consent and financial rights now or hereafter existing and associated with ownership of the Assigned Interest.

3. Acceptance by Assignee; Company Management. Assignee: (a) accepts the assignment of all of Assignor’s right, title and interest in and to the Assigned Interest; (b) agrees to be bound by all of the terms, covenants, and conditions of this Agreement and of the Limited Liability Company Agreement of CL Media Holdings LLC dated as of January 18, 2019; and (c) designates W. Kip Speyer as Manager of the Company on behalf of Assignee.

4. Absolute Conveyance. The conveyance of the Assigned Interest hereunder is an absolute transfer to Assignee, free and clear of all liens and restrictions.

5. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the internal, substantive Laws of the State of New York, without giving effect to its conflict of law rules (other than Section 5-1401 and 5-1402 of the New York General Obligations Law).

6. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by e-mail shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7. Binding Effect; Amendments and Modifications. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. This Agreement may not be modified or amended in any manner other than by a written agreement signed by the party to be charged.

[signature page follows]

Exhibit A-2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ASSIGNOR:	Centre Lane Credit Partners Master Credit Fund II, L.P.

By:

ASSIGNEE:	Bright Mountain Media, Inc.

By:

[signature page to assignment of membership interests]

Exhibit A-3

Schedules

The following Schedules are qualified in their entirety by reference to the specific provisions of the Agreement to which they relate, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Member or any other Person, except as and to the extent expressly provided in the Agreement.

Inclusion of any information, matter or item in these Schedules shall not, in and of itself, constitute, or be deemed to be, an admission by the Member or any other Person, or to otherwise imply, that any such information, matter or item (i) has had or would reasonably be expected to have a Material Adverse Effect or (ii) did not arise in the ordinary course of business or in a manner consistent with past practice. For the avoidance of doubt, the foregoing sentence shall not be deemed to qualify, limit, supersede or otherwise modify the representations, warranties, covenants and agreements in the Agreement. Inclusion of any item in these Schedules shall not establish, or be deemed to establish, a standard for materiality or a Material Adverse Effect. In such cases where a representation or warranty is qualified by a reference to materiality or a Material Adverse Effect, the disclosure of any information, matter or item in these Schedules shall not imply that any other undisclosed information, matter or item that has a greater value (x) is or is reasonably likely to be material or (y) has had or would reasonably be expected to have a Material Adverse Effect.

These Schedules and the information, matters or items contained herein are intended only to qualify and limit the representations and warranties of the Member set forth in the Agreement and shall not be deemed to expand in any way the scope or effect of any such representations or warranties.

No reference to or disclosure of any item or other matter in these Schedules shall be construed as an admission of any obligation or liability to any third-party. No reference in these Schedules to any agreement or document shall be construed as an admission or indication that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document. No disclosure in these Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In disclosing any information, matter or item in these Schedules, the Member expressly does not waive any attorney-client privilege, attorney work product protection or any other legal privilege or protection associated therewith or afforded thereto.

Schedules

Schedule 4.6 – Material Contracts

Responsive to Section 4.6(a):

1.	Agreement of Sublease dated as of May 21, 2018 by and between Allied Advertising Limited Partnership and the Company.

2.	Service Order dated as of February 1, 2019 by and between Lotame Solutions, Inc. and Wild Sky Media, Inc.

3.	JW Player Order and subscription by and between Wild Sky Media and JW Player / LongTail Ad Solutions, Inc.

4.	Order Form dated as of February 21, 2020 by and between ISPRIME LLC and Wild Sky Media

5.	Service Order dated March 30, 2019 by and between Contentful Enterprises and Wild Sky Media

6.	Service Order #2 dated February 5, 2020 by and between Contentful Enterprises and Wild Sky Media

7.	GA 360 Service Agreement dated May 1, 2019 by and between Bounteous, Inc. and Wild Sky Media

8.	License Agreement dated December 15, 2018 by and between RockYou, Inc. and Getty Images (US), Inc.

9.	License Agreement dated June 1, 2017 by and between CafeMom and Getty Images (US), Inc.

10.	Agreement for NetSuite Services dated April 16, 2020 by and between Oracle America, Inc. and Wild Sky Media

11.	Affiliate Agreement dated February 12, 2020 by and between Stack Social, Inc. d/b/a StackCommerce and Wild Sky Media, Inc.

12.	License Agreement dated February 14, 2020 by and between Skimbit Limited and Wild Sky Media

13.	Master Services Agreement dated March 13, 2019 by and between AUDIOis Inc. d/b/a SpokenLayer and CL Media Holdings LLC d/b/a Wild Sky Media

14.	Agreement dated May 28, 2015 by and between EM & OS Agencia Mexico SA DE CV and Máma Latinas

15.	Real property lease relating to 233 Broadway, 13th Floor, New York, NY 10279

16.	Certain contracts disclosed as responsive to Schedule 4.7.2 or this Schedule 4.6 may also be responsive to this request.

Responsive to Section 4.6(b):

1.	Kargo Publisher Master Services Agreement dated as of June 26, 2019 by and between Kargo Global, Inc. and Company

2.	Master Services Agreement dated as of May 1, 2019 by and between the Company and Index Exchange Inc.

3.	Insertion Order terms relating to each of the following campaigns:

a.	HBO Max Growth

b.	IHOP Corporation

c.	Jelly Belly

Schedules

d.	KiwiCo

e.	MGA – Little Tikes

f.	Nintendo of America (Switch)

g.	Church & Dwight Co (Orajel Kids)

h.	Target Baby

i.	Amazon Troop Zero

j.	California Milk Processing Board

k.	Disney (Call of the Wild and Mulan)

l.	Enfamil

m.	Fox Theatrical Call of the Wild

4.	Certain contracts disclosed as responsive to Schedule 4.7.2 or this Schedule 4.6 may also be responsive to this request.

Responsive to Section 4.6(c):

1.	Certain contracts disclosed as responsive to Schedule 4.7.2 or this Schedule 4.6 may also be responsive to this request.

Responsive to Section 4.6(d):

1.	Profit Participation Agreement dated as of March 23, 2020 by and between the Company and Patrick Callahan

2.	Profit Participation Agreement dated as of March 23, 2020 by and between the Company and Dera Campbell

3.	Profit Participation Agreement dated as of March 23, 2020 by and between the Company and John Ferrara

4.	Profit Participation Agreement dated as of March 23, 2020 by and between the Company and Nathan Lau

5.	Profit Participation Agreement dated as of March 23, 2020 by and between the Company and Christen Mahlmeister

6.	Profit Participation Agreement dated as of March 23, 2020 by and between the Company and Matthew Mirman

7.	Profit Participation Agreement dated as of March 23, 2020 by and between the Company and Justin Santino

8.	Profit Participation Agreement dated as of March 23, 2020 by and between the Company and Emily Smith

9.	Profit Participation Agreement dated as of March 23, 2020 by and between the Company and Johanna Torres

10.	Profit Participation Agreement dated as of March 23, 2020 by and between the Company and Michael Zaic

11.	Certain contracts disclosed as responsive to Schedule 4.7.2 or this Schedule 4.6 may also be responsive to this request.

6

Schedule 4.7 – Intellectual Property

Responsive to Section 4.7.1:

Patents:

Patent Number /Application Number	Title
Prov No. 61522653	Systems and Methods for Crediting Rewards in On-Line Games
13/762,304	Virtual Coupons for use in On-Line Games
Prov No. 61621708	Automated Sweepstakes Manager
7094154/11026783	COMPUTER NETWORKED GAME SYSTEM UTILIZING SUBSCRIPTION BASED MEMBERSHIP AND ALTERNATIVE METHODS OF ENTRY

Trademarks:

Title and Description	Date of Application	Date of Registration	Pending Serial No.	Registered Trademark No.
ROCKYOU		9/13/2011	85093664	4024964
ROCKYOU		9/13/2011	85093702	4024965
ROCKYOU MEDIA		9/6/2011	85109083	4021649
PUREPLAY		4/29/2008	77145241	3419492
MALL WORLD		7/5/2011	85086427	3988594
DAILYTOAST		5/31/2016	86786858	4968708
GALACTIC TRADER		9/20/2011	85254060	4028841
REWARD BASED GAMES		1/14/2014	85661686	4467979
CLUBMOM	1/5/2000	7/9/2002	75888488	2592351
CLUBMOM - DESIGN	11/13/2001	8/13/2002	76093807	2608079
CAFEMOM (WORD MARK)	1/19/2007	10/23/2007	77087028	3316341
CAFEMOM (DESIGN)	10/2/2014	6/2/2015	86412925	4747392
SWEETPEAS	7/9/2007	2/19/2008	77224943	3385159
CAFEMOM PRESENTS MOM.COM	5/13/2011	7/15/2014	85320348	4566129
THE STIR (WORD MARK)	7/26/2012	5/13/2014	85687337	4527732
THE STIR (DESIGN)	7/26/2012	5/13/2014	85687398	4527733
THE PROWL	5/8/2013	4/15/2014	85926437	4516285
VIVALA	6/17/2015	8/16/2016	86665291	5020283

Schedules

ATHENA	9/19/2014	9/27/2016	86400086	5047658
REVELIST	9/13/2015	11/22/2016	86755217	5087970
CLUB MOMME			86849967	5189110
MOM.ME			85665259	4349124
MOM.ME (AND DESIGN BELOW)			85665353	4349125
PURPLE CLOVER			85957218	4818373
LITTLETHINGS.COM	1/19/2016	7/12/2016	86880049	4998319
TRUTH BOMB MOM	1/4/2017	8/22/2017	87288919	5270266
LITTLETHINGS LIVE	4/28/2016	4/4/2017	87018328	5178153
THELITTLETHINGS	8/8/2014	N/A	86361677	N/A
LITTLETHINGS SUN AND CLOUD LOGO (DESIGN)	11/4/2015	7/12/2016	86808864	4996756
LISTBLISS WILD SKY MEDIA	6/29/2012 3/4/2019	10/15/2013 3/17/2020	85665296 88324430	4419547 6014984

Copyrights:

Title	Registration Number	Registration Date
ZOMBIES SOCIAL NETWORKING SOFTWARE.	TXu001578412	2008/07/15
WEREWOLVES SOCIAL NETWORKING SOFTWARE.	TXu001578413	2008/07/15
VAMPIRES SOCIAL NETWORKING SOFTWARE.	TXu001578398	2008/07/15
SLAYERS SOCIAL NETWORKING SOFTWARE.	TXu001578404	2008/07/15
My Hottest Friends / by Javier Guel, Bill Summer, Guy Argus, MMJK, Inc.	TX0006424446	2010/08/16
MY HOTTEST FRIENDS.	TX0007176107	2010/07/16

Domain Names:

See attached.

8

Responsive to Section 4.7.2:

1.	Content License Agreement dated as of January 29, 2020 by and between Microsoft Online Inc. and the Company, as amended by that certain amendment thereto dated as of May 20, 2020.

2.	Content Partner Terms agreed to by the Company and Snap Inc.

3.	Services Agreement dated as of February 1, 2019 by and between the Company and RockYou (Thailand) Co., Ltd.

4.	Advertising-Supported Video on Demand Short Form License dated as of May 31, 2017 by and between CBS Local Digital Media and LittleThings, Inc., , as amended

5.	Advertising-Supported Video on Demand Short Form License dated as of August 16, 2016 by and between CBS Interactive Inc. and LittleThings, Inc., as amended

6.	Getty Images North America Permium Access License Agreement dated as of June 1, 2017 by and between CafeMom and Getty Images (US), Inc., as amended

7.	Terms and Conditions and Service Agreement dated as of October 1, 2013 by and between DoubleClick and CMI Marketing, Inc.

8.	Master Services Agreement dated as of December 1, 2015 by and between Likqid Media, Inc. and CafeMedia.

9.	Subscription Agreement dated as of November 1, 2019 by and between MediaRadar, Inc. and RockYou, Inc.

10.	Second Amended License Agreement dated as of October 10, 2018 by and between RockYou Media and Mezcal Ent Photo Services, LLC

11.	Order dated as of April 16, 2020 by and between Wild Sky Media and Oracle America, Inc.

12.	Master Services Agreement dated as of May 1, 2014 by and between Polar Mobile Group Inc. and CMI Marketing, Inc., as amended

13.	Agreement dated as of February 14, 2020 by and between SkimBit Limited and Wild Sky Media

14.	Service Agreement dated as of December 17, 2015 by and between SocialFlow, Inc. and Rock You Media, as amended

15.	Content License Terms dated as of August 6, 2018 by and between Splash News and Picture Agency, LLC and Rock You, Inc.

16.	Master Services Agreement dated as of March 7, 2019 by and between AUDIOis Inc. and the Company

17.	Service Agreement dated as of April 25, 2018 by and between Spot.IM, Ltd and Rock You, Inc.

18.	License Agreement dated as of August 15, 2018 by and between South West Service News Ltd. and RockYou Inc., as amended

19.	Terms and Conditions agreed to with Caters News Agency Ltd.

20.	Music Licensing Agreement dated as of September 1, 2018 by and between Coney Island Music, LLC and RockYou Media, Inc.

21.	Enterprise Customer Agreement between Contentful Inc. and Wild Sky Media

22.	Leaf Group Content Channels Agreement dated as of August 8, 2019 by and between Wild Sky Media and Leaf Group Ltd.

9

Schedule 4.9 – Insurance

Responsive to Section 4.9:

Policy Description	Policy Number	Policy Term	Insurance Carrier
Auto	6076334913	3/8/2020-3/8/2021	Continental Insurance Company
Excess and Umbrella	6076334944	3/8/2020-3/8/2021	Continental Insurance Company
Package (General Liability, Business Property and Employee Benefits Liability)	6076334894	3/8/2020-3/8/2021	National Fire Insurance Company of Hartford
Foreign Package (Thailand Liability and Property)	WP 67 307 3965	3/8/2020-3/8/2021	Continental Insurance Company
Errors & Omissions	C-4LPE-040539-CYBER-2019	3/8/2019-6/30/2020	North American Capacity Insurance Company; Peleus Insurance Company
Workers Compensation; Employers Liability	6076334930 6076334927	3/8/2020-3/8/2021	Continental Insurance Company
Kidnap & Ransom	86-343-536	3/8/2020-3/8/2021	AIG CrisiSolution
Directors & Officers	8259-6749	5/31/2020-5/31/2021	Federal Insurance Company

10

Schedule 4.10 – Legal Proceedings

Responsive to Section 4.10:

1.	Creative Photographers, Inc. v. Wild Sky Media Co., Ltd., 1:2019cv10396 (S.D.N.Y.)

Filed: Nov. 8, 2019

Description of claim: Plaintiff claims copyright infringement and violation of the Digital Millennium Copyright Act (DMCA) by the Company on behalf of photographer Zoey Grossman relating to four images of Christina Aguilera that were allegedly posted on revelist.com.

Requested damages: Plaintiff has requested damages based on an accounting of revenues during the period in which the pictures were posted and willful copyright infringement damages of up to $600,000 ($150,000/per infringement), other punitive damages, and attorneys’ fees.

Last settlement offer by Plaintiff: $40,000 (May 11, 2020)

Case Status: Case is scheduled for mediation session on June 24, 2020

2.	Minden Pictures, Inc. v. Wild Sky Media, Co., Ltd., 1:2019cv10401 (S.D.N.Y.)

Filed: Dec. 13, 2019

Description of claim: Plaintiff claims copyright infringement and violation of the Digital Millennium Copyright Act (DMCA) by the Company relating to four nature images that were allegedly posted on littlethings.com.

Requested damages: Plaintiff has requested damages based on an accounting of revenues during the period in which the pictures were posted and willful copyright infringement damages of up to $600,000 ($150,000/per infringement), other punitive damages, and attorneys’ fees.

Last settlement offer by Plaintiff: $30,000 (May 7, 2020)

Case Status: Answer to Complaint due June 4, 2020

3.	Duffy Archives Limited v. Wild Sky Media, Inc., 1:2019cv11426 (S.D.N.Y.)

Filed: Dec. 13, 2019

Description of claim: Plaintiff claims copyright infringement and contributory/vicarious copyright infringement by the Company on behalf of photographer Brian Duffy relating to one image of David Bowie (the so-called ‘Aladdin Sane’ image) that was allegedly posted on revelist.com.

Requested damages: Plaintiff has requested damages based on an accounting of revenues during the period in which the pictures were posted and willful copyright infringement damages of up to $150,000 ($150,000/per infringement), other punitive damages, and attorneys’ fees.

Last settlement offer by Plaintiff: $10,000 (May 7, 2020)

Case Status: Answer to Complaint due June 8, 2020

Schedules

4.	Keatley v. Wild Sky Media Co., Ltd., 1:2020cv01792 (S.D.N.Y.)

Filed: Mar. 2, 2020

Description of claim: Plaintiff claims copyright infringement by the Company on behalf of himself relating to one image of Macklemore that was allegedly posted on playbuzz.com.

Requested damages: Plaintiff has requested damages based on an accounting of revenues during the period in which the pictures were posted and willful copyright infringement damages of up to $150,000 ($150,000/per infringement), other punitive damages, and attorneys’ fees.

Last settlement offer by Plaintiff: No settlement offer has been made

Case Status: Answer to Complaint due June 1, 2020; Case is scheduled for mediation session on June 30, 2020

5.	Sands v. Wild Sky Media Co., Ltd., 1:2020cv02734 (S.D.N.Y.)

Filed: Apr. 2, 2020

Description of claim: Plaintiff claims copyright infringement by the Company on behalf of himself relating to one image of Jennifer Lopez that was allegedly posted on Quemas.MamasLatinas.com.

Requested damages: Plaintiff has requested the Company’s actual damages or gains and willful copyright infringement damages of up to $150,000 ($150,000/per infringement), other punitive damages, and attorneys’ fees.

Last settlement offer by Plaintiff: No settlement offer has been made at this time.

Case Status: This Complaint has not yet been served.

6.	From time to time, matters relating to the Chapter 7 cases of RockYou, Inc. and MMJK, Inc. pending in the United States Bankruptcy Court for the Southern District of New York.

7.	Document requests from Salvatore LaMonica, solely in his capacity as the Chapter 7 Trustee of RockYou Inc. and MMJK, Inc., served on CR3 Partners LLC (“CR3 Partners”) and the examination of a representative, employee or agent designated by CR3 Partners pursuant to Federal Rule of Civil Procedure 30(b)(6).

8.	Order Regarding Chapter 7 Trustee’s Motion for Entry of an Order Compelling the Turnover of The Debtors’ Books and Records and Other Electronic Data of the Debtors in the Possession, Custody or Control of Wild Sky Media, CL Media Holdings LLC and/or Any Other Third Party to the Trustee.

9.	Settlement Agreement, dated March 12, 2020, between Vita Insurance Associates, Inc. and the Company.

10.	Order, Pursuant to Section 105(a) of the Bankruptcy Code and Bankruptcy Rule 9019, Authorizing and Approving the Trustee’s Entry Into a Settlement With CMI Marketing, Inc. and CL Media Holdings LLC.

12

Schedule 4.11 – Permits

Responsive to Section 4.11:

None.

Schedules

Schedule 4.15 – Employment Matters

Responsive to Section 4.15:

U.S. Employees

Title or Position	Full-Time or Part-Time	Annual base compensation or contract fees	Commission, bonus or incentive-based compensation
Chief Executive Officer	Full	$400,000	Bonus of 75% Based on EBITDA of $2,000,000
Senior Director Yield	Full	$255,000	Bonus of 15% Based on EBITDA of $2,000,000
Senior VP Content and Marketing	Full	$245,000	Bonus of 35% Based on EBITDA of $2,000,000
Senior VP Engineering	Full	$230,000	Bonus of 25% Based on EBITDA of $2,000,000
VP of Sales Development	Full	$215,000	Commission of 0.7%
Director of IT and Operations	Full	$201,365	Bonus of 15% Based on EBITDA of $2,000,000
VP Sales Strategy and Operations	Full	$200,000	$50,000 guaranteed
Systems Architect	Full	$185,400	Bonus of 12% Based on EBITDA of $2,000,000
Direct Sales Personnel	Full	$180,000	$40,000 guaranteed
Director of Engineering	Full	$175,100	Bonus of 12% Based on EBITDA of $2,000,000
Director of East Coast Sales	Full	$170,000	$96,950 at goal
Director of Audience Data & Analytics	Full	$159,650	Bonus of 12% Based on EBITDA of $2,000,000
Director of West Coast Sales	Full	$150,000	$88,410 at goal
Engineer	Full	$150,000	Bonus of 12% Based on EBITDA of $2,000,000
Controller	Full	$140,000	Bonus of 15% Based on EBITDA of $2,000,000
Director of Social Engagement	Full	$140,000	Bonus of 12% Based on EBITDA of $2,000,000
Director of Trending Content	Full	$135,000	Bonus of 12% Based on EBITDA of $2,000,000
Director of Ad Operations	Full	$130,000	Bonus of 12% Based on EBITDA of $2,000,000
Senior Finance Manager	Full	$125,000	Bonus of 12% Based on EBITDA of $2,000,000
Staff Software Engineer	Full	$125,000	Bonus of 12% Based on EBITDA of $2,000,000
Engineering Manager	Full	$120,000	Bonus of 12% Based on EBITDA of $2,000,000

Schedules

Title or Position	Full-Time or Part-Time	Annual base compensation or contract fees	Commission, bonus or incentive-based compensation
Executive Producer	Full	$115,000	Bonus of 12% Based on EBITDA of $2,000,000
Editorial Director for Parenting	Full	$115,000	Bonus of 12% Based on EBITDA of $2,000,000
Managing Editor Wild Sky Media	Full	$115,000	Bonus of 12% Based on EBITDA of $2,000,000
Director of Account Management	Full	$108,000	Commission of 0.2%
Managing Editor and Mamas Latinas	Full	$106,500	Bonus of 8% Based on EBITDA of $2,000,000
Editorial Director for Lifestyle	Full	$100,800	Bonus of 12% Based on EBITDA of $2,000,000
Deputy Editor	Full	$95,000	Bonus of 8% Based on EBITDA of $2,000,000
Managing Editor Parenting	Full	$91,520	Bonus of 8% Based on EBITDA of $2,000,000
Deputy Editor Parenting	Full	$90,000	Bonus of 8% Based on EBITDA of $2,000,000
Senior Performance Marketing Manager	Full	$85,000	Bonus of 8% Based on EBITDA of $2,000,000
Director of Influencer Strategy Operations	Full	$80,000	N/A
Senior Copy Editor	Full	$75,000	Bonus of 8% Based on EBITDA of $2,000,000
Deputy Editor for Entertainment	Full	$75,000	Bonus of 8% Based on EBITDA of $2,000,000
Video Editor	Full	$70,000	Bonus of 8% Based on EBITDA of $2,000,000
Senior Producer	Full	$70,000	Bonus of 8% Based on EBITDA of $2,000,000
Social Strategy Manager	Full	$70,000	Bonus of 8% Based on EBITDA of $2,000,000
Senior Branded Content Editor	Full	$65,000	Bonus of 8% Based on EBITDA of $2,000,000
Producer	Full	$63,000	Bonus of 8% Based on EBITDA of $2,000,000
Media Manager	Full	$60,000	Bonus of 8% Based on EBITDA of $2,000,000
Reporter	Full	$58,500	Bonus of 8% Based on EBITDA of $2,000,000
Senior VP of Sales	Full	$300,000	N/A
Data Scientist	Full	$125,000	Bonus of 8% Based on EBITDA of $2,000,000
Account Manager	Full	$95,000	N/A
Account Manager	Full	$95,000	N/A
Account Manager	Full	$95,000	N/A

15

Title or Position	Full-Time or Part-Time	Annual base compensation or contract fees	Commission, bonus or incentive-based compensation
Intern		$32,640	N/A
Intern		$32,640	N/A
Senior VP of Global Operations and Manager of Thailand	Full	$300,000	Bonus of 25% Based on EBITDA of $2,000,000
Chief Financial Officer	Full	$275,000	Bonus of 30% Based on EBITDA of $2,000,000
VP of Revenue Operations	Full	$250,000	Bonus of 25% Based on EBITDA of $2,000,000
Director of Global Engineering	Full	$200,850	Bonus of 15% Based on EBITDA of $2,000,000
Director of Finance	Full	$150,000	Bonus of 15% Based on EBITDA of $2,000,000
Senior Performance Marketing Manager	Full	$130,000	Bonus of 12% Based on EBITDA of $2,000,000
Director of HR	Full	$115,000	Bonus of 12% Based on EBITDA of $2,000,000
IT Systems Administrator	Full	$115,000	Bonus of 12% Based on EBITDA of $2,000,000
Account Manager	Full	$110,000	N/A
Principal Designer	Full	$104,030	Bonus of 8% Based on EBITDA of $2,000,000
Ad Operations Manger	Full	$95,000	Bonus of 8% Based on EBITDA of $2,000,000
Senior Global Accountant	Full	$90,000	Bonus of 8% Based on EBITDA of $2,000,000
Senior Performance Marketing Manager	Full	$50,000	Bonus of 8% Based on EBITDA of $2,000,000

Thailand Employees

Title or Position	Annual base compensation or contract fees in US Dollars	Commission, bonus or incentive-based compensation
Social Media Analytics Manager	$52,000	10%
Senior Manager of Art and Video	$46,400	10%
QA Manager	$40,000	10%
Engineering Manager	$40,000	10%
Engineering Team Lead	$36,800	10%
Senior Manager for Business Operations	$34,400	10%
Senior Project Manager	$33,580	10%
SEO Associate	$33,580	10%
SEO Associate	$33,580	10%
SEO Associate	$33,580	10%

16

Title or Position	Annual base compensation or contract fees in US Dollars	Commission, bonus or incentive-based compensation
Senior Software Engineer	$32,200	10%
Senior Graphic and Web Designer	$28,000	10%
Senior QA Analyst	$28,000	10%
Producer	$26,000	10%
Financial Operations	$25,200	10%
Social Media Scheduler	$24,400	10%
Associate Producer	$24,000	10%
Senior Software Engineer	$22,540	10%
	$22,335	10%
Art Manager	$22,200	10%
Full Stack Software Engineer	$22,000	10%
Executive Editorial Assistant	$21,200	10%
QA Analyst	$21,200	10%
Engineering team Lead	$20,800	10%
Senior QA Analyst	$20,400	10%
Illustrator	$19,200	10%
Social Media Scheduler	$19,200	10%
SEO Associate	$18,000	10%
Lead Designer	$16,100	10%
Social Media Designer	$16,000	10%
Graphic Designer	$16,000	10%
QA Analyst	$14,800	10%
Illustrator	$14,400	10%
Motion Graphics Designer	$12,400	10%
Graphic Designer	$12,400	10%
Video Editor	$12,000	10%
Video Editor	$11,200	10%
Video Editor	$10,400	10%
Illustrator	$10,000	10%
	$10,000	10%
HR and Administrative Officer	$10,000	10%
Video Editor	$9,200	10%
Illustrator	$9,200	10%
Receptionist and Janitorial Services	$6,800	10%

Contractors/Freelancers

See attached.

17

Schedule 4.16 – Employee Benefit Matters

Responsive to Section 4.16:

1.	Wild Sky Media Co., Ltd. Employee Work Rules and Regulations effective June 1, 2019
2.	Wild Sky Media Co., Ltd. US Employee Handbook effective May 2019
3.	TriNet 401(k) Plan
4.	Vita 2020 FSA, Dependent Care, and Transit Plans
5.	UnitedHealthCare Select Plus PPO Platinum and Gold Plans
6.	Company bonus, commission and severance plans, details of which have been provided to the Buyer
7.	Cleo Bump to Baby Services

Schedules